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                                  EXHIBIT 23.2

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We have issued our report dated June 11, 1999, accompanying the consolidated financial statements of CT Holdings, Inc. (formerly Citadel Technology, Inc.) as of February 28, 1999 and for the year then ended, included in the February 29, 2000 Annual Report of CT Holdings, Inc. on Form 10-KSB. We hereby consent to the incorporation by reference of said report in the Registration Statements of Citadel Technology, Inc. on Form S-8 (File No. 33-65189, No. 333-03291, No. 333-15665, No. 333-53151 and No. 333-63051 effective December 20, 1995, May 8,
1996, November 6, 1996, May 20, 1998, and September 8, 1998, respectively) and Form SB-2, effective November 25, 1998 as amended by Post Effective Amendment No. 1 effective March 23, 2000.

GRANT THORNTON LLP
/s/ Grant Thornton LLP
Dallas, Texas
June 9, 2000